                                                                      EXHIBIT 12

MANUFACTURED HOME COMMUNITIES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                  For the Years Ended December 31,
                                                  1998          1997           1996          1995         1994
                                              ------------------------------------------------------------------
Income before allocation to minority
   interests and extraordinary loss on early
   extinguishment of debt                        $35,663       $33,469        $26,943     $20,023       $16,616

Fixed Charges                                     49,693        21,753         18,264      19,562        11,146
                                              ------------------------------------------------------------------

Earnings                                         $85,356       $55,222        $45,207     $39,585       $27,762
                                              ==================================================================


Interest incurred                                $49,160       $20,708        $16,794     $16,807       $ 9,699
Amortization of deferred financing costs             533         1,045          1,470       2,755         1,447
                                              ------------------------------------------------------------------

Fixed Charges                                    $49,693       $21,753        $18,264     $19,562       $11,146
                                              ==================================================================


Earnings/Fixed Charges                              1.72          2.54           2.48        2.02          2.49
                                              ==================================================================
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